Rider - Supplemental Term Insurance Agreement

The Penn Mutual Life Insurance Company agrees, subject to the provisions of the Policy and this agreement, to provide this Term Insurance Benefit. The Company also agrees to provide all of the other benefits which are stated in this agreement.

This agreement is a part of the Policy to which it is attached. It is subject to all of the provisions of the Policy unless stated otherwise in this agreement.

Term Insurance Benefit. The amount of the Term Insurance Benefit provided under the Policy as added by this agreement is shown in the Policy Specifications.

Basic Death Benefit. The Basic Death Benefit of the Policy to which this rider is attached is modified to include the Term Insurance Benefit under this rider. The Basic Death Benefit prior to the Maturity Date will be as follows:

(a)	If the Specified Amount includes the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

(1)	the Specified Amount of the Policy plus the Term Insurance Benefit; or
(2)	the Policy Value multiplied by an attained age factor shown in the Table of Death Benefit Factors.

(b)	If the Specified Amount does not include the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

(1)	the Specified Amount of the Policy plus the Term Insurance Benefit plus the Policy Value; or
(2)	the Policy Value multiplied by an attained age factor shown in the Table of Death Benefit Factors.

Suicide Exclusion. If the Insured dies by suicide while sane or insane within two years from the effective date of this agreement, the Term Insurance Benefit will be limited to the Monthly Deductions associated with such benefit.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Term Insurance Benefit, the Term Insurance Benefit with respect to that increase will be limited to the Monthly Deductions for that increase.

Change in Amount of Coverage. The Term Insurance Benefit may be changed subject to the following conditions:

(a)	Any change in coverage must be at least $10,000;
(b)	Any request for an increase must be applied for on a written application provided by the Company. Evidence of insurability satisfactory to the Company must be provided;
(c)	Any decrease in the Term Insurance Benefit will successively decrease, in reverse order, the most recent increases, if any.

Mortality and Expense Risk Face Amount Charge. While this agreement is in force, the Mortality and Expense Risk Face Amount Charge under the Policy will include the Mortality and Expense Risk Face Amount Charge for this agreement. The Mortality and Expense Risk Face Amount Charges for this agreement are the sum of:

(a)	the Mortality and Expense Risk Face Amount charge for the original Term Insurance Benefit; and
(b)	the Mortality and Expense Risk Face Amount charge for any increases in the Term Insurance Benefit,

The Mortality and Expense Risk Face Amount Charges for this agreement will be determined by the company based on expectations as to future mortality, investment, expense and persistency experience. The Company will not adjust such charges as a means of recovering prior losses nor as a means of distributing prior profits. The rates will not exceed the maximum expense charges as shown on Page 3.

SLTI-08(S)

A028008R

Rider - Supplemental Term Insurance Agreement (continued)

Cost of Insurance. The Cost of Insurance for the Policy to which this rider is attached is modified to account for the Term Insurance Benefit under this agreement. The Cost of Insurance is determined separately for the initial Specified Amount and Term Insurance Benefit segments as well as for each additional segment created as the result of an increase in either Specified Amount or Term Insurance Benefit amount. The total Cost of Insurance for a policy month is calculated as the sum of (a) plus (b) where:

(a)	is the Cost of Insurance for the Specified Amount under this Policy; and
(b)	is the Cost of Insurance for the Term Insurance Benefit under this agreement.

The Cost of Insurance for a policy month for the Specified Amount under this Policy is equal to (c) multiplied by (d) where:

(c)	is the applicable Cost of Insurance Rate for the Policy divided by 1,000; and
(d)	is the Net Amount at Risk attributed to the Specified Amount.

The Cost of Insurance for a policy month for the Term Insurance Benefit under this agreement is equal to(e) multiplied by

(f) where:

(e)	is the applicable Cost of Insurance Rate for the Term Insurance Benefit divided by 1,000; and
(f)	is the Net Amount at Risk attributed to the Term Insurance Benefit

The Net Amount at Risk attributed to the Specified Amount is calculated as (g) minus (h) where:

(g)	is the Specified Amount divided by the Death Benefit Discount Factor; and
(h)	is the Policy Value allocated to the Specified Amount at the beginning of the policy month before the Monthly Deduction is due.

The Net Amount at Risk attributed to the Term Insurance Benefit is calculated as (i) minus (j) where:

(i)	is the Term Insurance Benefit divided by the Death Benefit Discount Factor; and
(j)	is the Policy Value allocated to the Term Insurance Benefit at the beginning of the policy month before the Monthly Deduction is due.

For purposes of determining the allocation of Net Amount at Risk between the Specified Amount and the Term Insurance Benefit, the Policy Value will be allocated as follows: first to the initial Term Insurance Benefit segment, then to any segments resulting from increases in the Term Insurance Benefit in the order of the increases, then to the initial Specified Amount segment, and then to any segments resulting from increases in the Specified Amount in the order of the increases.

Any increases in the Basic Death Benefit in order to maintain the required minimum margin between the Basic Death Benefit and the Policy Value will be allocated to the most recent increase in Specified Amount.

Cost of Insurance Rate. The Cost of Insurance Rate for the initial Term Insurance Benefit segment is based on the Insured’s issue age, sex, risk classification, and policy duration. The Cost of Insurance Rate for any segment resulting from an increase in the Term Insurance Benefit will be based on the Insured’s age on the effective date of the increase, sex, risk classification on that date, and the duration, in years, since that date. Current monthly Cost of Insurance Rates will be determined by the Company based on expectations as to future mortality, investment, expense, and persistency experience. However, these rates will not exceed those shown for this agreement in the Additional Policy Specifications.

Surrender Charge. The Surrender Charge for the Policy to which this rider is attached is modified to account for the Term Insurance Benefit under this agreement. The maximum surrender charge premium as shown on Page 3 will incorporate the Term Insurance Benefit in addition to the initial Specified Amount of the Policy. The $45.00 per thousand factor will be applied to the sum of the initial Specified Amount of the Policy plus the initial Term Insurance Benefit.

For an increase in the Term Insurance Benefit with a comparable increase to the Specified Amount of the Policy, the Surrender Charge for the increase in the Policy is modified to account for the increase in the Term Insurance Benefit under this agreement. The maximum surrender charge premium as determined from the effective date of the increase will incorporate the Term Insurance Benefit in addition to the initial Specified Amount of the Policy. The $45.00 per thousand factor will be applied to the amount of the increase in the Specified Amount of the Policy plus the increase in the Term Insurance Benefit.

SLTI-08(S)		A028009R

Rider - Supplemental Term Insurance Agreement (continued)

The surrender charge for each increase in the Term Insurance Benefit with no comparable increase in Specified Amount in the Policy is based on the amount of the increase and on the attained age of the Insured at the time of the increase. The surrender charge for each increase in the Term Insurance Benefit is determined by multiplying (a) times( b), where:

(a)	is the appropriate surrender factor from the Table of Surrender Factors determined from the effective date of the increase; and
(b)	is 90% of the lesser of:
(i)	the total premium paid in the first policy year;
(ii)	the maximum surrender charge premium as determined from the effective date of the increase; and
(iii)	$45.00 per thousand of the increase amount

Supplemental Term Insurance Policy Value Enhancement — After the policy reaches the Supplemental Term Insurance Policy Value Enhancement Date as shown on Page 3, a monthly Supplemental Term Insurance Policy Value Enhancement will be paid on subsequent monthly anniversaries. The Supplemental Term Insurance Policy Value Enhancement is guaranteed at the rate shown on Page 3 multiplied by (a) divided by (b), where;

(a)	is the Term Insurance Benefit, and
(b)	is the sum of the Term Insurance Benefit and the Specified Amount of the policy

The Supplemental Term Insurance Policy Value Enhancement is based on Net Policy Value. Any enhancements will be applied pro-rata to the policy value in the subaccounts of the Separate Account, the Traditional Fixed Account, and the indexed Fixed Account.

Computation of Values. All values and benefits in this agreement are equal to or greater than those required by the law of the jurisdiction in which this Policy is delivered.

Incontestability. This agreement will be incontestable after it has been in force during the life of the Insured for two years from the effective date.

After this agreement has been in force during the Insured’s life for two years from the effective date of any increase in the amount of insurance, we will not contest the statements in the application for the increase.

Termination of Agreement This agreement will terminate upon:

(a)	the Termination Date for this agreement shown in the Additional Policy Specifications;
(b)	the date of death of the Insured;
(c)	lapse of this Policy; or
(d)	surrender of this Policy; or
(e)	the Monthly Anniversary which coincides with or next follows (i) receipt by the Company of a written request to terminate this agreement, and (ii) return of this Policy for appropriate endorsement.

Effective Date. The effective date of this agreement is the same as the Date of Issue of this Policy unless another effective date is shown below.

The Penn Mutual Life Insurance Company

Chairman and Chief Executive Officer

SLTI-08(S)

Page 3 of 3

A028010R